Exhibit 10.20

Fleetmatics Group PLC

Non-Employee Director Compensation Policy

The purpose of this Director Compensation Policy of Fleetmatics Group PLC (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors, other than any such directors who were designated as representatives of Fleetmatics Investor Holdings, L.P. and their respective affiliates prior to the Company’s initial public offering and who are currently serving in such representative capacity (the “Fund Directors”), shall be paid compensation for services provided to the Company as set forth below. The Fund Directors shall not be eligible for the cash retainers or equity retainers set forth below:

Cash Retainers

Annual Retainer for Board Membership: $30,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly.

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$5,000

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$7,500

Nominating and Corporate Governance Committee member:	$5,000

Note: Chairperson retainers are in addition to member retainers.

Equity Retainers

Upon initial election to the Board: An initial equity grant (the “Initial Grant”) of 33,334 shares of common equity options, issued at market price to each new non-employee director, that vest quarterly over two years, provided, however, that all vesting ceases if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This initial equity grant applies only to non-employee directors who are first elected to the Board effective as of or subsequent to the Company’s initial public offering. There is a requirement that the Initial Grant will not be able to be sold while he/she remains a Board member. Non-employee directors who are first elected as of the Company’s initial public offering will have their grants issued at the IPO price to the public.

Annual equity grants: On the second anniversary of the Initial Grant vesting start date, each continuing non-employee member of the Board who has served as a director for the previous six months will receive an annual equity grant (the “Annual Grant”) of 8,334 shares of common equity options, issued at market price that vests quarterly over one year, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.